Exhibit 10.3

Amendment Dated May 5, 2010 to the Consulting Agreement
between Ford Motor Company and Edsel B. Ford II

On May 5, 2010, Ford Motor Company and Edsel B. Ford II, a director of and consultant to the Company, agreed to amend Mr. Ford's January 1999 consulting agreement to provide that, effective beginning with the third calendar quarter of 2010 and for the remainder of 2010, the payment of the consulting fee of $125,000 per calendar quarter shall be paid in cash instead of in restricted shares of Company common stock.  For each year thereafter that the consulting agreement remains in effect, the Company and Mr. Ford will agree prior to December 31 of each year whether the subsequent yearly fee will be paid in cash or restricted stock.